Exhibit 99.1
                              Fiscal Quarter Ended
                                  July 31,2007

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports results for the fiscal quarter ended July 31,2007 including revenue for the first time ever.


WORCESTER, MA., September 19,2007  /PRNewswire-FirstCall/ -- Mass Megawatts Wind
Power, Inc. (OTC Bulletin Board: MMGW) www.massmegawatts.com   reports revenue
                                       ---------------------
for the first time and a net loss of one cent per share. There was a $58,353 in the first fiscal quarter or three month period ended July 31, 2007. In the first quarter of the previous year, there was a net loss of two cents per share or $71,248. Mass Megawatts has only 4,282,446 shares issued and outstanding with very little debt.

Mass Megawatts uses several patented innovations to reduce the cost of producing wind power. As a result, Mass Megawatts can be directly competitive with the fossil fuels like oil and natural gas at good wind locations.

In the past five years, the wind industry achieved a growth rate of more than 25 percent per year. In 2006, more than $9 billion of new wind power plants worldwide were constructed.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com